Exhibit 99.1

Presentation to be made to shareholders at the Annual Meeting May 20, 2004.

2003 Financial Highlights

2004 First Quarter Financial Results

Building Franchise Value

Expanded Retail Franchise

New Branches Opened in 2003 In Store Pad Site Dillsburg Shrewsbury Chambersburg Shippensburg Gettysburg Building Franchise Value: Relationship with Giant Foods

Branch Opened Nov. 2003 Over $100 Million in Loans More than $16 Million in Deposits Effective Business Advisory Board Building Franchise Value: Exceeding Expectations in State College

Building Franchise Value: Expanded Product Offerings Waypoint Benefits Consulting Part of Waypoint Insurance Group Acquisition Completed in April 2003 Develops Company Executive & Employee Benefit Programs Generated $2.2 million in Non-Interest Income in 2003

Loan Portfolio Composition Building Franchise Value: Diversify Loan Portfolio 23% 52% 25% 26% 31% 43% 31% 38% 31% 40% 45% 15%

Building Franchise Value: Commercial & Consumer Loan Growth 2000 2001 2002 2003 East 1254341 1430005 1622732 2034523 $1,253,418 $1,428,744 $1,620,182 $2,055,219 Dollars in 000s

Building Franchise Value: Maintain Asset Quality

Building Franchise Value: Increase Core Deposits 2000 2001 2002 2003 Core Deposits 991581 1092546 1000417 1311945 Transaction Accounts 298532 340568 379211 560520 $991,581 $1,092,546 $1,000,417 Dollars in 000s $1,311,945 $298,532 $340,568 $379,211 $560,520

Building Franchise Value: Increase Fee Income Dollars in 000s 2000 2001 2002 2003 East 15064 21118 23369 31458 Includes Bank Services and Account Fees, Financial Services Fees and Residential Mortgage Banking Fees $31,458 $23,369 $21,119 $15,064

Building Franchise Value: Increase Dividends 2000 2001 2002 2003 East 0.316 0.324 0.381 0.45 Adjusted for 5% stock dividend distributed August 15, 2003 Dividends Declared Per Share ..310 ..324 ..450 ..381

Merger with Sovereign Announced March 9, 2004 Transaction Valued at $980 Million Expected to Close in Fourth Q2004 Special Shareholders' Meeting This Summer

Excellent Geographic Match

Sovereign Business Strategy: Combining the best of a large bank with the best of a smaller community bank. Similar Business Model

Merger With Sovereign Benefits Core Constituencies Shareholders Customers Employees Community